                                                                Exhibit (g)(14)

                        AMENDMENT TO CUSTODIAN CONTRACT

Amendment dated December 28, 2006, to the Custodian Contract dated October 12, 1988, as amended (the "Contract"), by and between State Street Bank and Trust Company (the "Custodian") and Sanford C. Bernstein Fund, Inc. (the "Fund").

WHEREAS, the Fund and the Custodian wish to amend certain provisions of the Contract in order to (a) allow for delivery out of margin in connection with trading in futures and options on futures contracts entered into by the Fund,
(b) amend the provisions for Proper Instructions in order to provide for electronic trade instructions, and (c) to provide for the establishment by the Custodian of segregated accounts.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Custodian and the Fund hereby amend the Contract, pursuant to the terms thereof, as follows:

I. New Section 2.2(15) is hereby added and existing Section 2.2(15) is hereby amended and renumbered Section 2.2(16) as set forth below:

Section 2.2 Delivery of Securities

(15)For delivery of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund on behalf of a Portfolio;

(16)or any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the securities of the Portfolio to be delivered and naming the person or persons to whom delivery of such securities shall be made.

II.New Section 2.8(7) is hereby added and existing Section 2.8(7) is hereby amended and renumbered Section 2.8(8) as set forth below:

Section 2.8 Payment of Fund Monies

(7)For the payment of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund, on behalf of a Portfolio;

(8)For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

III.Section 2.17 is amended and replaced as follows:

Section 2.17 Proper Instructions

"Proper Instructions", which may also be standing instructions, as used throughout this Contract shall mean instructions received by the Custodian from the Fund, the Fund's investment manager or subadvisor, as duly authorized by the Fund. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person or entity giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Addendum to this Contract. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed promptly in writing. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement, which requires a segregated asset account in accordance with Section 2.13 of this Contract. The Fund or the Fund's investment manager shall cause its duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.

IV. Clause (iv) of Section 2.13 (entitled "Segregated Account") is amended and replaced as follows:

    (iv) for any other purpose upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio.

V. Except as specifically superseded or modified herein, the terms and provisions of the Contract shall continue to apply with full force and effect. In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

   IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative under seal as of the date first above written.

SANFORD C. BERNSTEIN FUND, INC.
On behalf of its Portfolios
Listed on Appendix A attached

By:      /s/ Emilie D. Wrapp
         ---------------------------
Name:    Emilie D. Wrapp
Title:   Secretary

STATE STREET BANK AND TRUST COMPANY

By:      /s/ Joseph L. Hooley
         ---------------------------
Name:    Joseph L. Hooley
Title:   Executive Vice President

                                  APPENDIX A

                         Dated as of December 28, 2006
                                      to

                              CUSTODIAN CONTRACT
                                Dated 10/12/88

Portfolios of Sanford C. Bernstein Fund, Inc.

Tax-Managed International Portfolio
International Portfolio
Emerging Markets Portfolio
Short Duration New York Municipal Portfolio
Short Duration California Municipal Portfolio
Short Duration Diversified Municipal Portfolio
New York Municipal Portfolio
California Municipal Portfolio
Diversified Municipal Portfolio
U.S. Government Short Duration Portfolio
Short Duration Plus Portfolio
Intermediate Duration Portfolio